EXHIBIT 99.1

General Growth Properties, Inc. 110 N. Wacker Drive Chicago, Illinois 60606 312.960.5000 TEL 312.960.5475 FAX
General Growth Pursues Debt Reduction and Strategic Alternatives
Chicago, Illinois – September 22, 2008 – General Growth Properties, Inc. (NYSE: GGP) today announced that the Company’s Board of Directors and management team is pursuing a comprehensive evaluation of its alternatives, both financial and strategic, in an effort to align the market value of the Company’s common stock more closely with the intrinsic value of the Company’s stable, high quality portfolio of real estate assets in good locations with significant barriers to entry. Occupancy reached a record high of 93.2% in the second quarter of 2008 and comparable net operating income continued to increase, even in a challenging consumer sales environment.
The Company currently anticipates that it will be in a position to offer a long-term fixed-rate portfolio mortgage financing to lenders in mid to late November, and in the interim will actively pursue several sources of financing for the Company’s near term maturing obligations. The Company and its advisors are also developing a comprehensive, strategic plan to generate capital from a variety of potential sources including, but not limited to, both core and non-core asset sales, the sale of joint venture or preferred equity in selected pools of its assets, a corporate level capital infusion, and/or strategic business combinations.
General Growth is one of the largest U.S.-based publicly traded Real Estate Investment Trusts (REIT) based upon market capitalization. The Company currently has ownership interest in, or management responsibility for, a portfolio of more than 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company website at http://www.ggp.com.
This press release contains forward-looking statements, including information regarding our expected liquidity and future financing and other transactions that have not yet closed. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, market conditions, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Forms 10-K and 10-Q, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.